                                                                     EXHIBIT 2.1


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                            STOCK PURCHASE AGREEMENT

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                                      among

                              HARBINGER CORPORATION

                                FLUOR CORPORATION

                                       and

                        FD ENGINEERS & CONSTRUCTORS, INC.

                              dated August 22, 1997

                                TABLE OF CONTENTS

ARTICLE 1. SALE OF STOCK; CLOSING ..............................................    9

SECTION 1.1. PURCHASE AND SALE .................................................    9
SECTION 1.2. PURCHASE PRICE ....................................................   10
SECTION 1.3. CLOSING ...........................................................   10
SECTION 1.4. FURTHER ASSURANCES ................................................   10
SECTION 1.5. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE .........................   10

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER ................   11

SECTION 2.1. ORGANIZATION ......................................................   11
SECTION 2.2. AUTHORIZATION .....................................................   11
SECTION 2.3. ABSENCE OF RESTRICTIONS AND CONFLICTS .............................   12
SECTION 2.4. CAPITALIZATION ....................................................   12
SECTION 2.5. SUBSIDIARIES ......................................................   13
SECTION 2.6. FINANCIAL STATEMENTS ..............................................   13
SECTION 2.7. ABSENCE OF CERTAIN CHANGES, UNDISCLOSED LIABILITIES ...............   13
SECTION 2.8. LEGAL PROCEEDINGS .................................................   14
SECTION 2.9. COMPLIANCE WITH LAW ...............................................   14
SECTION 2.10. MATERIAL CONTRACTS ...............................................   14
SECTION 2.11. PREMISES .........................................................   16
SECTION 2.12. TAX RETURNS; TAXES ...............................................   16
SECTION 2.13. LABOR MATTERS ....................................................   16
SECTION 2.14. EMPLOYEE BENEFIT PLANS ...........................................   17
SECTION 2.15. LABOR RELATIONS ..................................................   18
SECTION 2.16. INSURANCE ........................................................   18
SECTION 2.17. TITLE TO PROPERTIES AND RELATED MATTERS ..........................   18
SECTION 2.18. ENVIRONMENTAL MATTERS ............................................   18
SECTION 2.19. TRADEMARKS, TRADE NAMES ..........................................   19
SECTION 2.20. COMPANY'S COMPUTER SOFTWARE AND HARDWARE .........................   19
SECTION 2.21. TRANSACTIONS WITH AFFILIATES .....................................   20
SECTION 2.22. BROKERS, FINDERS AND INVESTMENT BANKERS ..........................   21
SECTION 2.23. CUSTOMERS ........................................................   21
SECTION 2.24. INVESTMENT COMPANY; HOLDING COMPANY ..............................   21
SECTION 2.25. CERTAIN PAYMENTS .................................................   21
SECTION 2.26. MILLENNIUM COMPLIANCE ............................................   21
SECTION 2.27. RECEIVABLES ......................................................   22
SECTION 2.28. DISCLOSURE .......................................................   22

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER..............................   22

SECTION 3.1. ORGANIZATION ......................................................   22
SECTION 3.2. AUTHORIZATION .....................................................   23
SECTION 3.3. ABSENCE OF RESTRICTIONS AND CONFLICTS .............................   23
SECTION 3.4. INVESTMENT REPRESENTATION .........................................   23

ARTICLE 4. POST-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS OF SELLER AND BUYER.   23

SECTION 4.1. CONFIDENTIALITY ...................................................   23
SECTION 4.2. EMPLOYEES; WARN ACT COMPLIANCE ....................................   23
SECTION 4.3. REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION ...............   24
SECTION 4.4. CERTAIN TAX MATTERS ...............................................   24
SECTION 4.5. ADDITIONAL AGREEMENTS .............................................   25
SECTION 4.6. LATER INVESTMENT BY SELLER ........................................   25
SECTION 4.7. USE OF BUYER'S SOFTWARE ...........................................   25

SECTION 4.8. REFERENCES; SUPPLIERS .............................................   25
SECTION 4.9. NONCOMPETE AND NONSOLICITATION ....................................   25
SECTION 4.10. DISSOLUTION OF DAQ AND RAPIDS ....................................   26
SECTION 4.11. LEASE ............................................................   26
SECTION 4.12. EMPLOYEE BENEFIT PLANS ...........................................   27

ARTICLE 5. DELIVERIES AT CLOSING ...............................................   28

SECTION 5.1. DELIVERIES BY SELLER ..............................................   28
SECTION 5.2. DELIVERIES BY BUYER ...............................................   29
SECTION 5.3. ASSIGNMENT AND ASSUMPTION AGREEMENT ...............................   29

ARTICLE 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION ......   29

SECTION 6.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES ........................   29
SECTION 6.2. INDEMNIFICATION BY THE SELLER .....................................   30
SECTION 6.3. INDEMNIFICATION BY BUYER ..........................................   33
SECTION 6.4. LIABILITY LIMITS; WAIVER OF CONSEQUENTIAL DAMAGES .................   36
SECTION 6.5. GUARANTEE .........................................................   36

ARTICLE 7. CERTAIN DEFINITIONS .................................................   37

ARTICLE 8. MISCELLANEOUS PROVISIONS ............................................   39

SECTION 8.1. NOTICES ...........................................................   39
SECTION 8.2. ENTIRE AGREEMENT; MODIFICATIONS AND AMENDMENTS ....................   39
SECTION 8.3. ASSIGNMENT; SUCCESSORS-IN-INTEREST ................................   40
SECTION 8.4. NUMBER; GENDER ....................................................   40
SECTION 8.5. CAPTIONS ..........................................................   40
SECTION 8.6. CONTROLLING LAW; INTEGRATION ......................................   40
SECTION 8.7. KNOWLEDGE OF COMPANY, SELLER AND BUYER ............................   40
SECTION 8.8. SEVERABILITY ......................................................   40
SECTION 8.9. COUNTERPARTS ......................................................   41
SECTION 8.10. ENFORCEMENT OF CERTAIN RIGHTS ....................................   41
SECTION 8.11. WAIVER ...........................................................   41
SECTION 8.12. FEES AND EXPENSES ................................................   41
SECTION 8.13. FURTHER ASSURANCES ...............................................   41
SECTION 8.14. PUBLIC ANNOUNCEMENTS .............................................   41
SECTION 8.15. INTEREST .........................................................   41

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of August 22, 1997 (the "Agreement"), by and among HARBINGER CORPORATION, a Georgia corporation ("Buyer"), FLUOR CORPORATION, a Delaware corporation ("Parent"), and FD ENGINEERS & CONSTRUCTORS, INC., a California corporation and a wholly owned subsidiary of Parent ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Seller owns all the issued and outstanding shares (the "Shares") of common stock, no par value (the "Common Stock"), of Acquion, Inc., a California corporation (the "Company");

     WHEREAS, Company owns and licenses electronic catalogue solutions and provides supplier content for its electronic catalogue solution worldwide (the "Business");

     WHEREAS, Parent has agreed to guarantee the obligations of Seller hereunder;

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of the issued and outstanding Shares of Common Stock upon the terms and subject to conditions set forth herein; and

     WHEREAS, the parties desire that the transaction be taxed in accordance with Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Seller be solely responsible for all tax liability incurred thereby.

     NOW THEREFORE, in consideration of the foregoing, the mutual covenants, agreements, representation and warranties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.
                             SALE OF STOCK; CLOSING

     Section 1.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements set forth herein, Buyer hereby purchases from Seller and Seller hereby sells, conveys and assigns to Buyer 1,000 Shares of Common Stock, which shares constitute all of the issued and outstanding capital stock and securities of the Company.

     Section 1.2. Purchase Price. In consideration of the sale of all the Shares of Common Stock, and the representations, warranties, covenants and agreements of Seller set forth herein, Buyer is paying and will pay to Seller the sum of $11,991,875.00 (the "Purchase Price") as set forth below.

     Section 1.3. Closing. The Closing of the purchase and sale of the Shares (the "Closing") is being held contemporaneously with the execution and delivery of this Agreement at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia, at 10:00 a.m., local time, on the date hereof. The date of the Closing is the "Closing Date." The Closing shall be deemed to have occurred and shall be effective for all purposes as of 11:59:59 p.m. on the Closing Date.

     Section 1.4. Further Assurances. Seller from time to time after the Closing, will execute and acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of any of the assets of the Company; provided that Buyer shall reimburse Seller for its reasonable out-of-pocket costs and expenses; provided, however, that Seller shall be responsible for such expenses in connection with fulfilling its obligations under Article 4. Each of the parties hereto will cooperate with the other and will, at the cost and expense of the party requesting the same, execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Seller agrees to provide assistance to Buyer as reasonably requested by Buyer (including reasonable access to Seller's books and records) in connection with Buyer's audit of the Financial Statements required pursuant to the securities laws.

     Section 1.5. Post-Closing Adjustment to Purchase Price.

                  (a) As promptly as practicable following the Closing Date, the Buyer shall prepare a balance sheet of Company as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistent with past practices of the Company.

                  (b) The Seller shall have the right to review fully all work papers and audit procedures relating to preparation of the Closing Date Balance Sheet in order to confirm that it has been prepared in accordance with Section
1.5 (a) hereof. The Seller shall complete its review of such Statement hereunder within thirty (30) days after such Balance Sheet, and related documentation, have been made available for its review. If the Seller believes that any adjustment should be made to such Balance Sheet in order for said amounts to be determined in accordance with the requirements of this Section, Seller shall give the Buyer written notice of such adjustments. If Buyer agrees with the adjustments proposed by the Seller, the adjustment shall be made to such Statement. If there are proposed adjustments which are disputed by the Buyer, then the Seller and the Buyer shall negotiate in good faith to resolve all disputed adjustments. If, after a period of thirty (30) days following the date on which the Seller gives the Buyer written notice of any proposed adjustments, any such adjustments still remain disputed, the Atlanta office of KPMG Peat Marwick shall be engaged to resolve any remaining disputed adjustments in accordance with this Agreement and the decision of such firm shall be final and binding on the parties hereto. Payment required hereunder shall be tendered within three (3) business days after the earlier of the agreement of the parties on the amount thereof or a written notice of any resolution of such amount has been given by KPMG Peat Marwick to the parties hereunder. All fees and expenses of KPMG Peat Marwick incurred in connection with such resolution shall be prorated between the parties as follows so that the prevailing party bears a lesser amount of such fees and expenses:

     The difference between the amount of adjustments sought by the parties shall be calculated (the "Disputed Amount"). Each party shall pay that portion of KPMG Peat Marwick's expenses equal to the percentage that the difference between the amount of adjustment sought by that party and the amount ultimately determined by KPMG Peat Marwick bears to the Disputed Amount.

Except as set forth in the preceding sentence, Buyer and Seller shall each pay its own costs incurred in connection with this Section 1.5 (b), including legal and accounting fees.

                  (c) In the event that the amount calculated by subtracting the current liabilities from the current assets as set forth on the Closing Date Balance Sheet (the "Adjusted Net Worth") is greater than $906,000, Buyer shall pay Seller the difference between the Adjusted Net Worth and $906,000. If the Adjusted Net Worth is less than $906,000, Seller shall pay to Buyer the difference between $906,000 and the Adjusted Net Worth.

                                   ARTICLE 2.
              REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER

     With such exceptions as are set forth in a letter (the "Seller Disclosure Letter") delivered by Seller to Buyer prior to the execution hereof, Seller hereby represents and warrants to Buyer that:

     Section 2.1. Organization. Each of Seller and Company are corporations duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its Business as now being conducted and to consummate the transactions contemplated hereby. Each of Company and Seller are duly qualified to transact its business, and is in good standing in its state of incorporation, and Company is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification. Company and Seller have delivered to Buyer true, correct and complete copies of the Certificate or Articles of Incorporation and Bylaws or other governing documents, as currently in effect and has made available to Buyer for review all of Company's minute books and stock records, and such stock records are correct and complete, and accurately reflect the ownership of Company capital stock.

     Section 2.2. Authorization. Each of Company and Seller have full corporate power and authority to execute and deliver this Agreement and the agreements, documents, assignments and instruments to be executed and delivered by it pursuant to this Agreement (the "Other Agreements") and to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Company and Seller of this Agreement and the Other Agreements to which it is a party, the performance by each of Company and Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein will have been duly and validly authorized by all necessary corporate action of its Board of Directors. This Agreement constitutes, and when executed and delivered the Other Agreements will constitute, the legal, valid and binding obligations of Seller or Company as applicable, enforceable against it in accordance with the respective terms hereof and thereof. The Lease constitutes the legal, valid and binding obligation of Fluor Daniel, Inc. and Daniel International Corporation.

     Section 2.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Other Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions of this Agreement and the Other Agreements do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Seller or Company, (ii) any Contract to which it is a party, (iii) any judgment, decree or order of any court or governmental authority or agency to which Seller or Company is a party or by which Seller or Company or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Seller or Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Seller or Company is required in connection with the execution, delivery or performance of this Agreement or the Other Agreements by Seller or Company or the consummation of the transactions contemplated by this Agreement or the Other Agreements by Company. Seller is the sole record and beneficial owner of the Shares, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any nature. Seller has the full legal right, power and authority to sell, assign, transfer and deliver the Shares to Buyer, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances. Upon delivery of the Shares as contemplated by this Agreement, Buyer will acquire title to the Shares, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances (except for legal restrictions on sales of unregistered shares).

     Section 2.4. Capitalization. The authorized capital stock of the Company consists of 10,000 Shares of Common Stock, of which 1,000 Shares are outstanding and no shares are held as treasury shares. All of the outstanding Shares of Common Stock have been duly and validly authorized and issued, and such shares are all fully paid and nonassessable. No shares of the Company's capital stock have been issued in violation of any preemptive rights, rights of first refusal or similar restrictions. There are no (i) options, warrants, liens, pledges, mortgages, encumbrances, or other rights (including preemptive rights) of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of the Company which have been issued, granted or entered into by the Company; (ii) securities convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any class of the Company; or

(iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of shares of capital stock of any class of the Company, any convertible or exchangeable securities or any such options, warrants or other rights. All securities heretofore sold by the Company have been issued in compliance with all applicable corporate and securities laws, including without limitation, the Securities Act of 1933, as amended, and all applicable state "blue sky" laws. The Company has not repurchased, redeemed or canceled or reacquired shares of its capital stock.

     Section 2.5. Subsidiaries. Except as set forth in Schedule 2.5, Company has no subsidiaries, Company has not in the past and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

     Section 2.6. Financial Statements. Company has made available to Buyer the Company's (i) unaudited balance sheets as of October 31, 1995 (the "1995 Financial Statements") and October 31, 1996 (the "1996 Financial Statements") and the related unaudited statements of income and changes in stockholders' equity for the respective fiscal year(s) then ended in each case restated as of July 31, 1997 (collectively the "Annual Financial Statements"), (ii) unaudited pro forma balance sheet of July 31, 1997 (the "1997 Balance Sheet") and its statement of income dated July 31, 1997 for the nine (9) month period then ended, a copy of which is attached hereto as Exhibit 2.6 (the "Interim Financial Statements") (the Annual Financial Statements and the Interim Financial Statements are sometimes hereinafter referred to collectively as the "Financial Statements"). The Financial Statements have been prepared from, and are in accordance with, the books and records of Company, and present fairly the financial position, results of operations and changes in stockholders' equity of Company as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently applied throughout the periods covered thereby. If the Financial Statements were audited as of their respective dates and as of the Closing Date, such audit would not reveal any material adverse change in the Assets or the Business of the Company not reflected therein. Seller shall, upon request by Buyer or its representatives, cause Company, Seller or its employees to provide representation letters and information related thereto in order to complete such audits. Except for the "Hub Contracts" identified in Schedule 2.10 (the "Hub Contracts"), the Company has no liability or obligation of any nature whatsoever, whether accrued, fixed, absolute, contingent or otherwise, other than (i) current liabilities and obligations that have arisen in the ordinary course of business which are not overdue in their terms; (ii) liabilities and obligations reflected and adequately provided for on the 1997 Balance Sheet;
(iii) liabilities and obligations in the ordinary course of business of the Company which alone or in the aggregate would not have a Material Adverse Effect. The Company's disclosure letter sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) (a "Loss Contingency") of the Company exceeding $5,000.00 in the case of any single loss contingency or $25,000.00 in the case of all loss contingencies.

     Section 2.7. Absence of Certain Changes, Undisclosed Liabilities.

     (a) Except as disclosed on Schedule 2.7(a), since the dates of the Interim Financial Statements, (i) the Company has operated in the ordinary course consistent with past practice, (ii) there has been no Material Adverse Change, and (iii) there has been no event or circumstance which could reasonably result in a Material Adverse Change to the Company.

     (b) Since the date of the 1997 Balance Sheet, the Company has not: (i) suffered any physical damages, destruction or casualty loss; (ii) incurred, created, assumed or guaranteed any liability or obligation of any nature, except current liabilities in the ordinary course of business; (iii) increased, or made any change in the method of calculating any bad debt, contingency or other reserves; (iv) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting control;
(v) permitted or allowed any of its assets to be subjected to any mortgage, pledge, liens, security interest or encumbrance of any kind except as arising in the ordinary course of business by operation of law; (vi) canceled or waived any claims or rights or sold transferred, distributed or otherwise disposed of any assets or properties (other than its rights and interests in or under the Service Contracts and Joint Venture Agreements) except in the ordinary and regular course of business; (vii) except for the Fluor Inter-Company Transactions and for contracts listed on Schedule 2.10 made any commitments which in the aggregate exceed $25,000.00; or (viii) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any derivative instrument thereof or authorized the creation or issuance of or issued, sold or committed to sell any shares of capital stock.

     Section 2.8. Legal Proceedings. There is no Litigation pending or, to the Seller's or Company's best knowledge, threatened against Company or its officers, directors, shareholders, agents or employees.

     Section 2.9. Compliance with Law. Company has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and Company has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect on the Company. No notice has been received from any governmental authority with respect to any failure or alleged failure of Company to be in compliance with any authorization, approval, license or order.

     Section 2.10. Material Contract

     (a) Description.

          (i) Personal Property. Schedule 2.10(a)(i) is a list or brief description of all Contracts affecting or relating to the personal property of Company (other than Hub Contracts and Contracts affecting rights in the personal property of Company which do not involve the payment by Company of more than $5,000.00 per year).

         (ii) Purchase Orders. Schedule 2.10(a)(ii) is a list of all outstanding Contracts for the acquisition of goods, Assets or services (other than purchase orders and other commitments which do not exceed $5,000.00 each).

         (iii) Sales. Schedule 2.10(a)(iii) is a list of all Contracts for the sale of products or the performance of services by Company which exceed $5,000.00 each (other than agreements under which Company agreed to load supplier content into catalog format).

         (iv) Employment; Other Affiliate Contracts. Schedule 2.10(a)(iv) contains a list of all Contracts with any employee, officer, agent, consultant, sales representative, distributor, dealer or affiliate of Company (other than those entered into in the ordinary course of business consistent with past practice that are immediately terminable at will by Company without any liability).

         (v) Marketing Rights. Other than the "Hub Contracts" and Rapids LLP, the Company has not granted, transferred or assigned any right or interest in the Proprietary Software (as defined below) to any Person. Except as set forth in Schedule 2.10(a)(v), there are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Proprietary Software by any independent sales person, distributor, dealer, sub-licenser or other remarketer or sales organization.

         (vi) Other Contracts. Schedule 2.10(a)(vi) is a list of any other Contracts of Company that (A) provide for payments in any calendar year which exceed $5,000.00, (B) require performance by Company of any obligation for a period of time extending beyond two months from the Closing Date or (C) which are not terminable by Company without penalty upon sixty (60) days or less notice.

     (b) Copies. Correct and complete copies of all written Contracts, and correct and complete descriptions of all oral Contracts to provide goods and services in excess of $1,000 referred to in Section 2.10(a) have been made available to Buyer.

     (c) No Default. Except as set forth on Schedule 2.10(c), neither Company nor, to Company's or Seller's knowledge, any other party is in default under any of the Contracts referred to in Section 2.10(a) and neither Company nor Seller has any knowledge of any basis for any such Default.

     (d) Assurances. Each of the Contracts referred to in this Section 2.10 is in full force and effect and, assuming due authorization, execution and delivery by the other respective party thereto, constitutes a valid, legal and binding agreement of the parties thereto, enforceable in accordance with its terms. The continuation, validity and effectiveness of each of the Contracts referred to in this Section 2.10, other than the Service Contracts and the Joint Venture Agreements, will not be affected in any way by the consummation of the transactions contemplated by this Agreement.

     (e) Continued Operations. The Contracts, taken as a whole, constitute all of the contracts necessary for Buyer to continue to operate the Company after the Closing in a manner substantially similar with the Company's operations prior to the Closing except for operations incidental or pertaining to the Service Contracts and Joint Venture Agreements.

     (f) General. Except for the Contracts listed on Schedule 2.10(a)(v), Company is not a party to or subject to (i) any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits, (ii) any OEM, reseller, distribution or equivalent agreement, volume purchase agreement, corporate end user license, sales or service agreement or other agreement or contract pursuant to which Company has granted most favored nation pricing provisions or exclusive marketing, reproduction, publishing, licensing or distribution rights related to any product, group of products or territory, or (iii) any agreement or contract containing a covenant or provision purporting to limit Company's freedom to compete or transact business in any line of business or in any geographic area.

     Section 2.11. Premises. Company owns no real property. The Lease attached hereto as Exhibit 4.13 contains a correct and complete description of all of Company's leased real property (the "Premises"), and upon the execution and delivery thereof will constitute the only Contract of the Company in effect on the Closing Date relating to leased real property.

     Section 2.12. Tax Returns; Taxes. All federal, state, local and foreign tax returns required to be filed by or with respect to Company (including employment and withholding tax returns) (collectively, "Taxes") have been filed. All Taxes which are due and payable pursuant to such returns or for periods ending through and including the Closing Date or pursuant to any assessment with respect to Taxes in such jurisdictions, whether or not in connection with such returns have been paid or adequate provisions therefore have been made on the books and records of the Company. There is no liability for unpaid Taxes, whether or not disputed, for the period ended July 31, 1997 and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the IRS or any other taxing authority have been paid, fully settled or adequately provided for in the 1997 Balance Sheet. There are no pending claims asserted for Taxes of Company or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Company for any period. There are no Liens on or attaching to the Assets for any Taxes (other than any Lien for current ad valorem taxes not yet due and payable).

     Section 2.13. Labor Matters. Schedule 2.13 contains a correct and complete list of all employees of and contractors performing work for the Company. Except as disclosed on Schedule 2.13, the employment of all employees of Company is terminable at will by Company without any liability. At or immediately prior to the Closing Date, Company has paid to its employees all amounts incurred prior to the Closing Date for wages, bonuses, vacation pay, sick leave or any severance obligations. Company is not a party to any union agreement or collective bargaining agreement applicable to any of its employees, and no attempt to organize any of the Company employees has been made, proposed or threatened. No strike, dispute, slowdown, stoppage or lockout is pending or threatened against or affecting Company, nor has any such action ever been threatened.

     Section 2.14. Employee Benefit Plans.

     (a) Schedule 2.14 describes all Employee Benefit Plans of or applicable to employees of Company, excluding temporary employees and independent contractors. No Employee Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All such Employee Benefit Plans are in compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws and collective bargaining agreements; and all reports and returns required to have been made or filed in connection therewith have been made or filed on a timely basis.

     (c) The Company's employees do not participate in, and have not participated in, any Employee Benefit Plan of Company or Seller which is subject to Title IV of ERISA.

     (d) The account balances of the Company's employee participants in the ERISA Plans of Company or Seller are fully funded.

     (e) Except as disclosed on Schedule 2.14, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee, except for the accelerated vesting of benefits under the Fluor Corporation Employees Retirement Plan, which acceleration will not result in any increase in the Company's obligation to contribute to such plan.

     (f) Except for the Fluor Corporation Employees Retirement Plan and the Salaried Employees Savings Investment Plan, Company does not sponsor or participate in Employee Benefit Plan which meets the requirements of Section 401(a) of the Code and in which the Company's employees are or have been participants (each a "Section 401 Plan"). Following the Closing Date, employees of Company who are plan participants in such retirement and investment plans will have the right to transfer vested account balances to individual retirement accounts or qualified plans, including any plan of Buyer which meets the requirements of Section 401(a) of the Code (a "Buyer Plan"). "ERISA Affiliate" shall mean any trade or business (whether incorporated or unincorporated, which is a member of a group described in section 414(b), (c), (m) or (o) of the Code, of which Seller is also a member.

     (g) Buyer will not incur any liabilities or obligation of Seller arising out of or incurred in connection with the operation and administration of any Employee Benefit Plan or program sponsored by Seller or/and ERISA Affiliate or to which Seller or/and ERISA Affiliate is or was obligated to make contributions, including, without limitation, those set forth on Schedule 2.14 in which Company employees participated.

     (h) As of the date of execution of this Agreement, Company and each ERISA Affiliate has made, on account of each Company employee, full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and applicable law or required to be paid as expenses under such Benefit Plan, and no excise taxes are assessable against Company as a result of any nondeductible or other contributions made or not made to a Benefit Plan.

     Section 2.15. Labor Relations. Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no (i) unlawful employment practice discrimination charge involving Company pending before or, to the knowledge of the Company and Seller, threatened involving the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency," or any other governmental agency; or (ii) unfair labor practice charge or complaint against Company pending before or, to the knowledge of the Company and Seller, threatened involving the National Labor Relations Board ("NLRB").

     Section 2.16. Insurance. All of the assets and the operations of the Company of an insurable nature are insured through policies maintained by Parent in such amounts and against such losses, casualties or risks as is usual for Parent and its subsidiaries, taking into account self-insurance , including coverage for errors and omissions and products liability relating to use and operation of the Software. Company is not in Default under any of its insurance policies or insurance policies under which it is covered, there are currently no claims pending or asserted under any of these policies relating to the products or services of Company, and Company has not been refused any insurance coverage.

     Section 2.17. Title to Properties and Related Matters.

     (a) Company has good and valid title to all of the properties listed in the 1997 Balance Sheet or acquired thereafter, free and clear of any and all Liens. Except for customary terms contained in licenses of third party software and other intellectual property licensed to Company under effective licenses in the ordinary course of its business, no agreement concerning or restricting the sale of any of its properties is in effect, and no other Person has any right or option to acquire the any of its properties.

     (b) Each item of Company's personal property is in good condition and repair, reasonable wear and tear excepted, and is usable and adequate for its present and intended use. The property listed in the 1997 Balance Sheet or acquired thereafter includes all assets required to operate the Company as currently conducted.

     Section 2.18. Environmental Matters. To the knowledge of each of Company and Seller, Company is in compliance in all material respects with all statutes, regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 1001 et seq., Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq. the regulations developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. There has been no release by Company or, to the knowledge of Company or Seller, by any other person of a hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of

1980, 42 U.S.C. ss. 9601(14), into the environment at any of Company's Premises including, without limitation, any such release in the soil or groundwater underlying the Premises which required any action or response (including notification to any governmental agency) by Company or which could reasonably expected to expose the Company to any liability. To the knowledge of Company and Seller, there is no friable asbestos located on the premises. There is no material containing polychlorinated biphenyls at levels of 50 parts per million or higher located at the premises. There have been no releases of materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials. Company has received no notice and Seller has not received on Company's behalf any notice of any violation of any environmental statute or regulation nor has it been advised of any claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party (in each case, an "Environmental Notice").

     Section 2.19. Trademarks, Trade Names. Schedule 2.19 sets forth a true and complete list of (i) all trademarks, trade names, service marks and registered copyrights (including all international, federal and state filings and registrations pertaining thereto appropriately noted on such Schedule) of or owned by Company and used in the conduct of its business (collectively, the "Proprietary Intellectual Property") and (ii) all trademarks, trade names, copyrights, technology and processes used by Company which are material to its business and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property," and together with the Proprietary Intellectual Property, referred to as "Intellectual Property"). The Company does not own any patents. To the knowledge of the Company and Seller, each of the federal, state and other governmental registrations with any country pertaining to the Proprietary Intellectual Property is valid and in full force and effect. Except as set forth in Schedule 2.19, Company owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and has the right to retain such ownership or right to use rights upon consummation of the transactions contemplated, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such rights. No claims are pending against Company, and Company and Seller are not aware of any factual basis for such a claim, by any person with respect to the Company's rights in any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, that would be likely to result in a Material Adverse Effect; and the current use by Company of the Intellectual Property does not in any material respect illegally infringe upon the rights of any third party, including but not limited to any copyright, patent, trade secret, trademark, service mark, trade name, firm name, trade dress, mask work, other intellectual property right, right of privacy or right in personal data of any person. Schedule 2.19 further sets forth a list of all jurisdictions in which Company is operating under a trade name and each jurisdiction in which any such trade name is registered.

     Section 2.20. Company's Computer Software and Hardware.

     (a) Schedule 2.20(a) sets forth a true and complete list of: (i) all software and associated documentation owned by Company material to its operations, other than custom-developed software developed for and assigned to a customer (the "Proprietary Software"); and (ii) all software (other than the Proprietary Software and "shrink-wrap" software) used in connection with the Business (the "Licensed Software," and together with the Proprietary Software, the "Software"). Company is in possession of all technical and descriptive materials necessary to run its business in accordance with its historical practices. Seller represents and warrants that the Proprietary Software consists of: (i) source and object code embodied in magnetic media; and (ii) all development and procedural tools, documentation, and manuals necessary to maintain, enhance, develop derivative works, support and service the Proprietary Software as it is currently configured, including licenses to use compilers, assemblers, libraries and other aids. No parties other than Company possess any current or contingent rights to any source code for the Proprietary Software.

     (b) Company has a valid right, title and interest in and to all intellectual property rights in the Proprietary Software, including all copyrights (registered and unregistered), trade secrets, and proprietary and confidential information rights therein. Except as set forth in Schedule 2.20(b), Company has developed the Proprietary Software entirely through its own efforts for its own account or has acquired prior to the date hereof valid right, title and interest in the Proprietary Software, and the Proprietary Software is free and clear of all Liens, claims and encumbrances. Schedule 2.20(b) lists all parties other than employees of company who have created any portion of, or otherwise have any rights in or to, the Proprietary Software. Except as set forth in Schedule 2.20 (b), Company has secured from all parties who have created any portion of, or otherwise have any rights in or to, the Proprietary Software valid and enforceable written assignments of any such work or other rights to Company and has provided true and complete copies of such assignments to Buyer. The Company's use of the Licensed Software and the Company's use and distribution of the Proprietary Software prior to Closing does not breach any terms of any contract between Company and any third party. To the knowledge of the Company and Seller, Company has been granted under the license agreements relating to the Licensed Software (the "License Agreements") valid and subsisting legal rights with respect to all software comprising the Licensed Software necessary to conduct its business and such rights may be exercised in any jurisdiction in which Company currently conducts its business Company is in compliance with each of the terms and conditions of each of the License Agreements, except to the extent failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company and Seller in the case of any commercially available "shrink-wrap" software programs (such as Word or Excel), Company is not using any unauthorized copies of any such software programs and, to the knowledge of Company and Seller, none of the employees, agents or representatives of Company are using any such unauthorized copies in a manner that would result in any liability to Company.

     (c) The Proprietary Software and, to the knowledge of Company and Seller, the Licensed Software does not infringe the patent, copyright, or trade secret rights or any other intellectual property or legal right of any third party anywhere in the world.

     (d) Company has granted no rights in the Software to any third party except for rights granted to customers in the ordinary course of business pursuant to contracts.

     (e) To the knowledge of the Company and Seller, the Software and the related computer hardware used by Company in its operations (the "Hardware") are adequate in all material respects, when taken together with the other assets, resources and personnel of Company, to run the Business of Company in the same manner as such Business has operated since December 31, 1996.

     Section 2.21. Transactions with Affiliates. Except for Parent and its subsidiaries, no officer, director or holder of 5% or more of the outstanding capital stock of Company, or any

Person or affiliated group with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns (other than through a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such persons) any beneficial interest in: (i) any Contract, arrangement or understanding or any related series of the same involving aggregate consideration in excess of $5,000 with, or relating to, the business or operations of Company; (ii) any loan, arrangement, understanding, agreement or contract or any related series of the same for or relating to indebtedness of Company in excess of $5,000 in the aggregate; or (iii) any property or related group of properties with an aggregate value of at least $5,000 (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Company.

     Section 2.22. Brokers, Finders and Investment Bankers. No finder or any agent, broker, or other Person acting pursuant to Company's or Seller's authority or the authority of any affiliate of Company or Seller is entitled to or has claimed any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     Section 2.23. Customers. Schedule 2.23 is a list of the top twelve customers of Company, plus any other customer or group of related customers from whom payments were received which equaled or exceeded five percent (5%) of Company's gross sales for the fiscal years ended 1995 and 1996, or from whom payments are projected to equal or exceed such percentage for the current fiscal year (the "Large Customers"). Except as set forth on Schedule 2.23, the relationships of Company with its Large Customers are good commercial working relationships, and neither Company nor Seller has any knowledge that any of the Large Customers intends to terminate or otherwise modify adversely its relationship with Company or to materially decrease its purchases of goods or services from Company.

     Section 2.24. Investment Company; Holding Company. Neither the Company nor any of its stockholders or affiliates is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 2.25. Certain Payments. Neither the Company nor to the best knowledge of the Company, any person or other entity acting on behalf of the Company has, directly or indirectly, on behalf of or with respect to the
Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of the Company, or (iv) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     Section 2.26. Millennium Compliance.

     Seller warrants that the Proprietary Software is "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

     (i) the functions, calculations, and other computing processes of the Proprietary Software (collectively, "Processes") perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Proprietary Software, whether before, on, or after January 1, 2000 and whether or not the dates are affected by leap years;

     (ii) the Proprietary Software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000;

     (iii) the Proprietary Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Proprietary Software, whether before, on, or after January 1, 2000;

     (iv) the Proprietary Software accepts and responds to two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and appropriate manner; and

     (v) the Proprietary Software stores and displays date information in ways that are unambiguous as to the determination of the century.

     Section 2.27. Receivables. All receivables of Company, whether reflected on the 1997 Balance Sheet or otherwise, represents sales actually made in the ordinary course of business and are current and fully collectable net of any reserves shown on the 1997 Balance Sheet within 60 days of the applicable invoice dates. Seller has delivered a complete and accurate aging list of all receivables of Company.

     Section 2.28. Disclosure. No representation, warranty or covenant made or furnished by Company or Seller in or pursuant to this Agreement, the Schedules or Exhibits attached hereto, or the Other Agreements when taken together with all such related representation, warranties and covenants relating to such disclosure, contains or shall contain an untrue statement of a material fact or omits or shall omit a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that:

     Section 3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. Buyer has delivered to Company true, correct and complete copies of its Articles of Incorporation and Bylaws, as currently in effect.

     Section 3.2. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and the Other Agreements and to perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements by Buyer, the performance by Buyer of its respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action. This Agreement constitutes, and when executed and delivered, the Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with the terms hereof and thereof.

     Section 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Other Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions of this Agreement and the Other Agreements do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Buyer, (ii) any Contract to which it is a party, (iii) any judgment, decree or order of any court or governmental authority or agency to which Buyer is a party or by which Buyer or any of its properties is bound, or
(iv) any statute, law, regulation or rule applicable to Buyer, so as to have, in the case of subsections (ii) through (iv) above, a Material Adverse Effect.

     Section 3.4. Investment Representation. Buyer is acquiring the Shares from Seller for the Buyer's own account, for investment purposes only and not with a view to or for resale in connection with the distribution thereof.

                                   ARTICLE 4.
               POST-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS OF
                                SELLER AND BUYER

     Section 4.1. Confidentiality. All non-public information obtained by Buyer or Seller or any of their representatives pursuant to this Agreement or in connection with the matters contemplated hereby concerning the business, operations or affairs of the other (including the Company) will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated hereby, or be disclosed to any other person or entity, except for such disclosure to its employees, agents and representatives who have a need to know the same and who have been advised of the confidential nature of such information and who agree to abide by the terms hereof and except for such disclosure as may be required by applicable law, court order or governmental agency request. The obligations of confidentiality hereunder shall continue for a period of five years from the date of this Agreement, provided that, with respect to any item provided hereunder which constitutes a trade secret under applicable law, such period of confidentiality shall continue for so long as such item constitutes a trade secret under applicable law.

     Section 4.2. Employees; WARN Act Compliance. Seller understands, acknowledges, and agrees that Buyer shall have no obligation to enter into or continue any employment arrangements with any employee of Company on or after the Closing Date. Seller shall indemnify Buyer for all loss suffered by Buyer as a result of claims brought by Company employees on or after the Closing Date resulting from Company's termination of such employees within the first thirty (30) days following the Closing Date. Seller agrees to use its reasonable efforts to assist with the employment of those employees of Company for which Buyer desires to enter into employment arrangements. Seller shall take such actions as are necessary to comply with the Worker Adjustment and Retraining Notification Act (29 U.S.C. 2101 et seq.) and any regulations adopted thereunder (collectively, "WARN") that may be applicable to the transaction contemplated hereby.

     Section 4.3. Reasonable Efforts; Further Assurances; Cooperation. At any time and from time to time after the Closing, Seller shall, at the request and expense of Buyer, take any and all actions and execute and deliver such documents as may be necessary or reasonable to put Buyer in actual possession and operating control of the Company and its assets, or to otherwise effectuate or consummate any of the transactions contemplated hereby.

     Section 4.4. Certain Tax Matters.

     (a) Seller and Buyer agree to the joint filing of an election under code
Section 338(h)(10) and any corresponding elections under applicable Law with respect to the purchase of the Shares.

     (b) Seller shall use Buyer's allocation of the Purchase Price for purposes of the Section 338 election, pursuant to Section 338(h)(10) of the Code and regulations thereunder. Seller and Buyer will file all tax returns in a manner consistent with such allocations.

     (c) Seller shall pay any taxes attributable to the making of the 338(h)(10) election under the Code and the consummation of the transactions as herein provided and shall indemnify Buyer and Company from and against any such taxes, including without limitation, interest and penalties arising out of such taxes.

     (d) Seller shall pay taxes, and shall indemnify Buyer and Company from and against any such taxes, including without limitation, interest and penalties relating thereto, arising out of, in connection with or relating to the Tax Indemnification Period under applicable state and local law with respect to the purchase of the Shares hereunder due to the state or local taxing jurisdiction
(i) not recognizing Section 338(h)(10) or similar election under the Code, or
(ii) not applying its provisions corresponding to Section 338(h)(10) of the Code to the purchase of the Shares hereunder. The "Tax Indemnification Period" for purposes of this paragraph means the period of time to which the Buyer is entitled to get indemnification pursuant to Section 6.2.

     (e) In the case of any audit, examination or assessment with respect to taxes for which Seller is or may be liable under this Agreement, Buyer shall inform Seller in accordance with the provisions of Section 6.2. In connection with any such matters, Buyer shall make available such information as Seller may reasonably request or execute such documents as are reasonably necessary to enable Seller to exercise any rights of defense or participation with respect to such matters.

     (f) Seller will include income or loss of the Company on its consolidated federal income tax return for all periods through the Closing Date and pay any federal income taxes attributable to such income. The Company will furnish information to the Seller for inclusion in Seller's federal consolidated income tax return for the period which includes the Closing Date. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by Closing the books of the Company as of the end of the Closing Date.

             (g) The parties agree that neither will take any action or permit the occurrence of any transaction not in the ordinary course of business on the Closing Date after the Closing. Notwithstanding the foregoing, if and to the extent of the occurrence of a transaction which is not an occurrence in the ordinary course which occurs on the Closing Date after the Closing, Buyer agrees to report such transaction on Buyer's federal income tax return to the extent permitted by Reg. ss. 1.1502-76(b)(1) and to indemnify Seller as to any resulting additional tax owed by Seller.

     Section 4.5. Additional Agreements. As soon as possible following the Closing Date, Seller shall obtain signed agreements and such other documents as may be reasonably requested by Buyer in form and substance reasonably satisfactory to Buyer, providing for the assignment of all right, title, and interest to all work product, works of authorship, and all intellectual property and legal rights therein created or developed according to the engagements and the distribution and license of the software as set forth in Exhibit 4.5. The costs and expenses of obtaining such agreements and documents shall be borne by Seller.

     Section 4.6. Later Investment by Seller. Buyer agrees that for a period of 18 months after Closing Date, should Buyer restructure the Business so that the Business is established as an entity with outside investors ("Newco"), Seller shall have the option to acquire up to 20% of Newco on financial terms and conditions the more favorable of (i) a transaction identical to the acquisition of Company Shares by Buyer or (ii) those offered to unaffiliated investors.

     Section 4.7. Use of Buyer's Software. Company and Seller have entered into a license for the GETs software (the "GETs License") subject to the terms and conditions contained therein for a period of 60 days. Except for the limited license rights set forth in the GETs License, immediately following the Closing, Seller shall have no other rights or interests of any kind in or to the Proprietary Software or any of the Assets of the Company except assets representing certain nonexclusive rights where Seller independent from Company has the same non-exclusive rights or commercial information independently available to the Seller.

     Section 4.8. References; Suppliers. Seller shall provide upon reasonable request by Buyer favorable references for the Company. In each of the three (3) years following the Closing Date, Seller agrees to use its reasonable best efforts to introduce a minimum of 200 suppliers to the Company for the purpose of facilitating the Company's solicitation of such suppliers as content providers.

     Section 4.9. Noncompete and Nonsolicitation.

             (a) Coverage. The parties hereto acknowledge and agree that the Company is engaged in the Business in the United States, Canada, Europe and South America (the "Territory"). Seller acknowledges to adequately protect the interests of Buyer in the Company, it is essential that any noncompete and nonsolicitation covenant with respect to the Company cover the Business, the Company and all Affiliates of the Seller in the entire Territory.

             (b) Seller Covenants. Seller hereby covenants and agrees that Seller and its Affiliates shall not, in any manner for the five (5) years following the Closing Date, directly or indirectly engage in, have any equity (including, without limitation, equity, debt or derivative securities, options, warrants or any similar interest convertible into an equity or debt security) interest (other than passive investments in the publicly traded shares of a company, which shares shall not represent more than five percent (5%) of all such shares issued and outstanding) or profit interest in, any business which engages in activities that compete with the products and services provided by the Company or proposed to be provided by the Company to its customers as of the date hereof (and any enhancements of such products and services) in the Territory without the prior written consent of Buyer, which consent shall be granted or withheld in Buyer's sole discretion.

             (c) Employee Nonsolicitation. Seller hereby covenants and agrees that, for a period of one (1) year after the Closing Date, neither Seller nor any of its Affiliates shall in any manner, directly or indirectly, employ or seek to employ on behalf of Seller or its Affiliates, or on behalf of any other person, firm or corporation, any person who was an employee of or independent contractor to the Company at the Closing Date who received an offer to continue employment with the Company in connection with the transactions contemplated hereunder or during the twelve (12) month period after the Closing Date, without Buyer's prior written consent which may be given or withheld in Buyer's sole discretion, provided, however, that the preceding provisions of this section shall not be deemed to prohibit TRS Staffing Solution's employment of any such person who is assigned to Company or who has made available for assignment to Company (which assignment Company has declined).

     Section 4.10. Dissolution of DAQ and RAPIDS. As promptly as possible following Closing, Seller shall take all action reasonably required to dissolve Duke/Acquion, LLC and RAPID, LLP. In connection therewith, Seller shall seek to obtain from Duke Power and its affiliates and from NUS Information Services, Inc. and its affiliates full and unconditional releases and waivers of liability, in form and substance reasonably satisfactory to Buyer, on behalf of Company and its affiliates, provided that failure to obtain such release shall not expose Seller to any liability except to the extent that Seller is obligated under Section 6.2 to indemnify Company or Buyer against claims. Seller shall be responsible for all cost and expense in connection with such dissolutions. Buyer shall cooperate with Seller and make Company's services available to Duke/Acquion, LLC's customers existing on the Closing Date and to the parties involved in developing the proposed RAPID 4.0 software on commercially reasonable terms.

     Section 4.11. Lease. Company and Seller shall have entered into a lease with respect to office space in Greenville, South Carolina ("Lease") on terms and conditions contained in the Lease attached hereto as Exhibit 4.11.

     Section 4.12. Employee Benefit Plans.

     Seller and Buyer hereby covenant and agree as follows with regard to all Employee Benefit Plans maintained by the Company:

     (a) Benefit Plans. Seller and Buyer hereby covenant and agree that Buyer shall have no liability for any benefits payable under any Benefit Plan maintained by, or participated in, by the Company or its employees, as of the Closing Date.

     (b) Vacation. Seller hereby covenants and agrees that it will pay, or cause Company to pay, all of Company's employees for such employees' accumulated vacation time as of the Closing Date, whether labeled time off with pay, vacation, sick time or otherwise, and that after the Closing, Buyer and Company shall have no liability to any employees or former employees of Company for vacation time accumulated on or prior to the Closing Date.

     (c) Health Insurance. Seller hereby covenants and agrees that it will promptly pay, or cause Company to pay, on or before the Closing Date, all obligations that are payable with respect to Company's employees and their dependents under any health insurance plan maintained by Company or Seller as of the Closing Date. Seller further covenants and agrees to pay all health insurance obligations with respect to health conditions of such employees or dependents for which treatment is in progress as of the Closing Date, including, without limitation, obligations with respect to the individuals listed on
Schedule 4.12(c), to the extent such obligations are due to the conditions specified on Schedule 4.12(c), provided, in each case, that claims with respect to such conditions have been made on or before, or within thirty (30) days after, the Closing Date.

     (d) Disability Insurance. Seller hereby covenants and agrees that it will promptly pay all obligations that are payable under any disability plan maintained by Company or Seller as of the Closing Date with respect to disabilities claimed by Company's employees which are attributable to conditions existing on or before the Closing Date, including, without limitation, obligations with respect to the individuals listed on Schedule 4.12(d) provided, claims with respect to such conditions have been made on or before, or within thirty (30) days after, the Closing Date.

     (e) Bonuses. Seller hereby covenants and agrees that it will pay all bonuses earned by employees or former employees of Company as of the Closing Date. Buyer shall have no liability for bonuses earned or expected as of the Closing Date.

     (f) COBRA and HIPAA. Seller hereby covenants and agrees that it will promptly deliver to all employees of Company, and such employees' dependents, appropriate notices and documentation under applicable provisions of the Consolidated Budget Reconciliation Act of 1985 and the Health Insurance and Portability and Accountability Act of 1996.

     (g) Prior Service Credit for 401(k) and Employee Stock Purchase Plans. In determining whether an employee of Company has met the waiting period requirement for participation in Buyer's 401(k) plan or employee stock purchase plan, Buyer hereby covenants and agrees to provide such employee with credit for time employed by Company or Fluor Daniel, Inc. prior to the Closing Date.

     (h) Other Commitments to Pay Employee Benefits. Seller hereby acknowledges that it is possible that the Company and/or Seller made commitments to employees of Company to pay for or provide other employment-related benefits prior to the Closing Date, but that such commitments have not been disclosed to Buyer, either by Seller, the Company or the affected employees. In the event claims for such benefits are asserted by employees of Company after the Closing Date, then to the extent commitments to provide such benefits can be substantiated, the Seller agrees and covenants promptly to indemnify Company against any liabilities it may have with respect thereto.

     (i) Termination of Employment of Certain Employees. The parties acknowledge that prior to the Closing Date, Seller shall cause Company to terminate the employment of certain of Company's employees, who are identified on Schedule 4.12(j), and Seller shall offer employment to such employees. Buyer reserves the right to terminate the employment of any other Company employee as of the Closing Date or thereafter. Seller covenants and agrees to indemnify and hold Buyer harmless from and against any and all claims asserted by any such Company employee whose employment is terminated prior to or within five (5) days following the Closing Date and who asserts that his or her employment was wrongfully terminated, whether by the assertion of the existence of a contract of employment other than employment "at will" or by the assertion of claims of breach of contract made by Company prior to or within five (5) days following Closing or other claims which could have been asserted against Company prior to the Closing Date. In addition, Buyer shall incur no liability for claims asserted by persons who may have worked on the premises of Company or performed services for Company prior to the Closing Date but who were not regular, full-time employees of Acquion, Inc.

                                   ARTICLE 5.
                              DELIVERIES AT CLOSING

     Section 5.1. Deliveries by Seller. Seller has delivered or have caused to be delivered to Buyer:

     (a) Stock certificates evidencing all of the Shares, which certificates have been duly endorsed in blank or have appropriate stock powers endorsed in blank attached hereto, in proper form for transfer;

     (b) True and correct copies of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of California as of a date not less than seven business days preceding the Closing Date, and true and correct copies of the Bylaws of the Company, certified as of the Closing Date by the Secretary of Company;

     (c) Good standing certificates relating to Seller and the Company from the State of California and each other jurisdiction in which the Company is qualified to conduct business;

     (d) Letters of resignation effective at the Closing executed by the officers and directors of the Company;

     (e) Employment Agreement executed by Carl Falk, substantially in the form attached hereto as Exhibit 5.1(e);

     (f) An opinion of counsel to Seller and the Company, substantially in the form attached hereto as Exhibit 5.1(f) hereto;

     (g) A Secretary's Certificate of the Seller attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and other certificates and agreements delivered by Seller at Closing;

     (h) The Lease executed by Company and Fluor Daniel, Inc.; (i) The GETs License executed by Seller and Fluor Daniel, Inc.;

     (j) A Bill of Sale in form and substance reasonably satisfactory to Buyer attached as Exhibit 5.1(j) hereto evidencing transfer from Seller and its affiliates to Company of the assets described in Exhibit 5.1(j); and

     (k) Assignment of the Service Contracts of the Company from Company to Seller in form and substance reasonably satisfactory to Buyer attached hereto as
Exhibit 5.1(k).

     Section 5.2. Deliveries by Buyer. Buyer has delivered or caused to be delivered to Seller:

     (a) Good standing certificate relating to Buyer from the State of Georgia;

     (b) Secretary's Certificate attesting to the incumbency of the officers executing this Agreement, resolutions authorizing the transaction and the other certificates and agreements delivered by Buyer at the Closing;

     (c) Opinion of Buyer's Counsel; and

     (d) The Purchase Price by wire transfer of immediately available funds.

     Section 5.3. Assignment and Assumption Agreement. Seller does hereby assign and delegate all of its interest, rights, duties and obligations in the assets, contracts, documents and agreements of the Company, including, without limitation, any rights of Seller in the Software but excluding the GETs License or any rights thereunder.

                                   ARTICLE 6.
                         SURVIVAL OF REPRESENTATIONS AND
                         WARRANTIES AND INDEMNIFICATION

     Section 6.1. Survival of Representations and Warranties.

     (a) All representations, warranties, agreements and covenants made or undertaken by the parties in this Agreement or the Other Agreements (i) are material, have been relied upon by the other parties hereto, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto, (ii) shall terminate and expire (A) with respect to any General Claim for which notice has not been given, on the two and one half year anniversary of the Closing Date, and (B) with respect to any Tax Claim, on the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation, and (iii) shall not terminate or expire with respect to any Environmental Claim or any Ownership Claim. With respect to each type of claim, the applicable "Claims Period" shall commence immediately following the Closing and shall expire on the same day as the underlying representation, warranty, agreement or covenant terminates or expires. As used in this Agreement, the following terms have the following meanings:

          (1) "General Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by any party pursuant to this Agreement or the Other Agreements, provided that a General Claim shall not include any Tax Claim, Environmental Claim or Ownership Claim;

          (2) "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by Company or Seller pursuant to this Agreement or the Other Agreements, related to any Taxes, including, without limitation, those representations and warranties made in
Section 2.12 and any claim made under Section 4.4;

          (3) "Environmental Claim" means any claim arising out of or otherwise in respect of any inaccuracy in any representation or warranty made in Section 2.18, or any claim arising out of or otherwise in respect of the conditions or occurrences described in Section 5.1(h); and

          (4) "Ownership Claim" means any claim arising out of or in respect of any inaccuracy in any representation or warranty made in Sections 2.4, 2.17, the first two sentences of Section 2.20(b), and Section 2.20(c) or any claim arising out of or otherwise in respect of a loss suffered in connection with Section 6.2(a)(iv).

     (b) Seller acknowledges and agrees that no due diligence or other investigation of Company by Buyer or its representatives will diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by Seller or the Company pursuant to this Agreement or the Other Agreements or Buyer's right to fully rely upon such representations, warranties, covenants and agreements.

     Section 6.2. Indemnification by the Seller.

     (a) Subject to the other provisions of this Agreement, Seller shall indemnify and hold harmless Buyer and, if applicable, its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties"), from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, reasonable attorneys' fees and expenses) arising out of or relating to:

          (i) any breach of the representations, warranties, covenants or agreements made by Seller in the Agreement which survive Closing pursuant to their terms of Section 6.1 of the Agreement;

          (ii) any breach of the representations, warranties, covenants or agreements made by Seller in any certificate, agreement, exhibit or schedule (the "Seller Ancillary Documents") delivered by Seller pursuant to this

               Agreement, which representation, warranty, covenant or agreement survives Closing pursuant to their terms or Section 6.1 of this Agreement;

         (iii) any claims arising from goods provided, services rendered or actions taken by the Company before the Closing Date or otherwise arising from the operations or business of the Company as conducted at any time before the Closing Date;

         (iv) any loss incurred by Company or Buyer relating to, or arising under, the Joint Venture Agreements;

         (v) any claims now existing or hereafter arising from or related to Company's use prior to Closing of catalogue content provided by third parties in violation of the limited rights granted to the Company by such third parties;

         (vi) any fraud, willful misconduct, bad faith or intentional breach of any representation, warranty, covenant or agreement made by Seller in any Seller Ancillary Document.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of the Buyer Indemnified Parties described in this
Section 6.2(a) as to which the Buyer Indemnified Parties are entitled to indemnification are referred to as "Buyer Losses" in this Agreement.

     (b) No Buyer Indemnified Party is entitled to make any claim for indemnification under this Agreement after the appropriate Claims Period; provided, however, that if prior to the close of business on the last day of the Claims Period the Seller has been notified of a claim for indemnity under this Agreement and such claim has not been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity under this Agreement with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms of this Agreement; provided, further, however, that the Buyer Indemnified Party and the Seller shall be obligated under this Agreement to exercise reasonable efforts to resolve any such claim as quickly as is reasonably practicable.

     (c) Indemnification Procedure.

         (i) Promptly after receipt by a Buyer Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Agreement, such Buyer Indemnified Party shall notify the Seller of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify the Seller shall not relieve the Seller from liability for such claims except and only to the extent that such failure to notify the Seller results in the forfeiture of, or otherwise prejudices Seller's ability to establish, rights and defenses otherwise available to the Seller with respect to such claim. The Seller shall have the right, upon written notice to the Buyer Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Buyer Indemnified Party and the payment of the fees and disbursements of such counsel as incurred. If the Seller does not elect to assume control of the defense of any such claims, the Seller shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that the Seller declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Buyer Indemnified Party, in either case in a timely manner, then such Buyer Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Seller shall pay the reasonable fees and disbursements of such counsel upon receipt of an invoice; provided, however, that the Seller shall not be required to pay the fees and disbursements of more than one counsel for all Buyer Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought under this Agreement, the Buyer Indemnified Parties or the Seller, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Buyer Indemnified Parties or the Seller, as the case may be, shall at all times use reasonable efforts to keep the Seller or the Buyer Indemnified Parties, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

          (ii) No Buyer Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from the Seller under this Agreement without the prior written consent of the Seller, unless such settlement, compromise or consent includes an unconditional release of the Seller from all liability arising out of such claim and does not contain any equitable order, judgment or term which affects, restrains or interferes with the business of Seller. Seller shall not, without the prior written consent of Buyer, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of the Buyer Indemnified Parties from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of Buyer, any of the Buyer Indemnified Parties or any of their respective affiliates.

         (iii) In the event that a Buyer Indemnified Party does claim a right to payment pursuant to this Agreement, such Buyer Indemnified Party shall send written notice of such claim to Seller. Such notice shall specify the basis for such claim. As promptly as possible after the Buyer Indemnified Party has given such notice, such Buyer Indemnified Party and the Seller shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, the Seller shall deliver to the Buyer Indemnified Party an amount of cash in immediately available funds in either case in an amount sufficient to satisfy and discharge in full such claim as so determined.

     (d) In the event Seller is required to indemnify Buyer under this Section
6.2 as a result of any of the receivables of Company not being collectable as contemplated by Section 2.27, Buyer, upon payment of such indemnification, shall cause Company to assign such uncollected receivable to Seller.

     Section 6.3. Indemnification by Buyer.

     (a) Subject to the other provisions of this Agreement, Buyer shall indemnify and hold harmless Seller and, if applicable, its subsidiaries and affiliates, each of their respective officers, directors, employees, agents and representatives and each of their heirs, executors, successors and assigns (collectively, the "Seller Indemnified Parties"), from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

         (i) any breach of the representations, warranties, covenants or agreements made by Buyer in this Agreement which survives Closing pursuant to its terms or Section 6.1 of this Agreement;

         (ii) any breach of the representations, warranties, covenants or agreements made by Buyer in any certificate, agreement, exhibit or schedule (the "Buyer Ancillary Documents") delivered by Buyer pursuant to this Agreement, which representation, warranty, covenant or agreement survives Closing pursuant to its terms or
               Section 6.1 of this Agreement;

         (iii) unless a breach of a representation or warranty contained in
               Article 2, any claim arising from goods provided, services rendered or actions taken by the Company after the Closing Date or otherwise arising from the operations or business of the Company as conducted any time after the Closing Date;

          (iv) any fraud, willful misconduct, bad faith or intentional breach of any representation, warranty, covenant or agreement made by Buyer in any Buyer Ancillary Document.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of the Seller Indemnified Parties described in this
Section 6.3(a) as to which the Seller Indemnified Parties are entitled to indemnification are referred to as "Seller Losses" in this Agreement.

     (b) No Seller Indemnified Party is entitled to make any claim for indemnification under this Agreement after the appropriate Claims Period; provided, however, that if prior to the close of business on the last day of the Claims Period, Buyer has been notified of a claim for indemnity under this Agreement and such claim has not been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity under this Agreement with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms of this Agreement; provided, further, however, that the Seller Indemnified Party and Buyer shall be obligated under this Agreement to exercise reasonable efforts to resolve any such claim as quickly as is reasonably practicable.

     (c) Indemnification Procedure.

          i) Promptly after receipt by a Seller Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Agreement, such Seller Indemnified Party shall notify Buyer of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify Buyer does not relieve Buyer from liability for such claim except and only to the extent that such failure to notify Buyer results in the forfeiture of, or otherwise prejudices Buyer's or any of its affiliates ability to establish rights and defenses otherwise available to Buyer or any of its affiliates with respect to such claim. Buyer will have the right, upon written notice to the Seller Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Seller Indemnified Party and the payment of the reasonable fees and disbursements of such counsel as incurred. If Buyer does not elect to assume control of the defense of any such claims, Buyer shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that Buyer declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Seller Indemnified Party, in either case in a timely manner, then such Seller Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and Buyer shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that Buyer is not required to pay the fees and disbursements of more than one counsel for all Seller Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought under this Agreement, the Seller Indemnified Parties or Buyer, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Seller Indemnified Parties or Buyer, as the case may be, shall at all times use reasonable efforts to keep Buyer or the Seller Indemnified Parties, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

               No Seller Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from Buyer under this Agreement without the prior written consent of Buyer, unless such settlement, compromise or consent includes an unconditional release of Buyer and its affiliates from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of Buyer, any of the Buyer Indemnified Parties or any of their respective affiliates. Buyer shall not, without the prior written consent of each of the Seller, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of the Seller Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any material manner affects, restrains or interferes with the business of the Seller Indemnified Parties or any of their respective affiliates.

          iii) In the event that a Seller Indemnified Party does claim a right to payment pursuant to this Agreement, such Seller Indemnified Party shall send written notice of such claim to Buyer. Such notice shall specify the basis for such claim. As promptly as possible after such Seller Indemnified Party has given such notice, the Seller and Buyer shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, Buyer shall deliver an amount of cash in immediately available funds to such Seller Indemnified Party as appropriate to satisfy and discharge such claim as so determined.

     Section 6.4. Liability Limits; Waiver of Consequential Damages.

     (a) The Seller shall only be liable for Buyer Losses arising under this Agreement solely to the extent that any such Buyer Losses exceed, in the aggregate, $10,000.00 (the "Seller Basket Amount"); provided, however, that Buyer Losses arising under or pursuant to (i) Section 6.2(a)(i) of this Agreement shall not be subject to the Seller Basket Amount to the extent that they relate to Seller's breach of its representations and warranties in Section
2.4 of the Agreement.

     (b) Buyer shall only be liable for Seller Losses arising under this Agreement solely to the extent that any such Seller Losses exceed, in the aggregate, $10,000.00 (the "Buyer Basket Amount").

     (c) The Seller's indemnification obligations under this Agreement shall not exceed in the aggregate an amount equal to the Purchase Price (the "Seller's Cap Amount"); provided, however, that Buyer Losses arising under or pursuant to Sections 6.2(a)(i) to the extent that they relate to Seller's breach of its representations and warranties in Section 2.4 of this Agreement shall not be subject to the Seller's Cap Amount and there shall be no limitation on the indemnification obligations of the Seller with respect to Buyer Losses arising thereunder.

     (d) Buyer's indemnification obligations under this Agreement shall not exceed in the aggregate an amount equal to the Purchase Price (the "Buyer Cap Amount").

     (e) Once Buyer Losses exceed the Seller Basket Amount or Seller Losses exceed the Buyer Basket Amount, as the case may be, a breach for which a party is entitled to seek indemnification hereunder shall be deemed to occur upon the initial Buyer Loss or series of related Buyer Losses or Seller Loss or series of related Seller losses.

     (f) Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its affiliates) shall, in any event, be liable to any other party (or its affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

     Section 6.5. Guarantee. Parent hereby unconditionally and irrevocably guarantees to Buyer the due and punctual performance by Seller under the Agreement and the Other Agreements, including without limitation, payment by Seller of any amounts that are due and payable in respect of Seller's indemnification obligations under Section 6.2. Parent agrees that its obligations hereunder are absolute and unconditional, irrespective of the validity or enforceability of or any change or amendment to this Agreement, or absence of any action to enforce the same, or any other circumstance that which might otherwise constitute illegal or equitable discharge of, or defense to, a guarantor. Parent hereby unconditionally waives protest, presentment, filing of claims with the court in the event of bankruptcy, liquidation, reorganization or similar case or proceeding of Parent, (b) any right to require that Buyer proceed first against Seller or any other person or pursue any other remedy available to Buyer, and (c) the right to consent to any act, omission or delay which might in any manner or to any extent vary the risk, reduce the liability or otherwise operate as a discharge of Parent.

                                   ARTICLE 7.
                               CERTAIN DEFINITIONS

     The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise.

     "Accounts Receivable" means all sums due to Company for sales and deliveries of goods, performance of services and other business transactions, including loans or advances to any Person, on the Closing Date.

     "Affiliates" means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under, control with a party hereto.

     "Assets" means all of the assets, properties and rights of Company of every kind, nature, character and description, whether tangible or intangible, relating to or utilized in the Business, and including but not limited to the following:

          (i)    all inventory;

          (ii) all intellectual property related to GETS, GETS Lite, SITE, BASE, RAPIDS, GETS-SAP R/3 interface including, without limitation, related trademarks and service marks;

          (iii)  all Contracts;

          (iv)   all licenses;

          (v)    all computer software;

          (vi)   all databases;

          (vii) all goodwill of the Business, including, but not limited to, goodwill associated with the trademarks, service marks, and trade names and assumed names;

          (viii) all intangible personal property and assets other than the foregoing including, without limitation, franchises, guarantees, warranties, indemnities, certificates of authority, and waivers;

          (ix) the customer lists, mailing lists, customer files, supplier files, sales agent and manufacturers' representative files, credit files, domain names, URLs, web sites and Internet and email addresses, and credit data relating to the assets, all other files, records, drawings, catalogues, stationery, advertising materials and other documents (or copies thereof) related to the Assets or the Business, any Uniform Product Code Symbol of Company and the use of any telephone numbers that are used in the operation of the Business and any other tangible assets owned by Company on the Closing Date and used in the Business;

          (x) all deposits, prepaid sums, fees and expenses (including, without limitation, rental fees, utility charges and service charges), trust funds, retainages, escrows, monies and assets held by third parties, and deferred charges, as the same shall exist as of the Closing Date with respect to the Assets; and

          (xi) any other assets used in the Business and owned by Company including, but not limited to:

               (A) Company's 50% ownership interest in Duke/Acquion, LLC (and such LLC's interest in RAPID LLP); and

               (B) All customer and third party relationships including, but not limited to SAP, D&T, Peoplesoft.

     "Contract" means any written or oral contract, agreement, understanding, lease, usufruct, license, commitment, arrangement, obligation, undertaking of any kind or character or other document that is binding on any Person or its assets.

     "Employee Benefit Plan" shall mean and include with respect to any Person any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program arrangement, agreement or understanding, including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

     "ERISA Plan" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(l) of ERISA.

     "Fluor Intercompany Transactions" means the contribution by Seller to the equity capital of the Company and the Company's application of the proceeds of such contribution to repay debt owed to Seller and to purchase assets from Fluor Daniel, Inc.

     "Joint Venture Agreement" means all contracts to which Company is, prior to the Closing, a party relating to the formation and operation of Duke/Acquion, LLC, a Delaware limited liability company, and RAPID LLP, a Maryland limited liability partnership.

     "License" means any license, franchise, notice, permit, easement, right certificate, authorization, approval or filing that is binding on any Person or its assets.

     "Lien" means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, infringement, easement, lease, conditional sale agreement, title retention or other security arrangement, adverse right or interest charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

     "Litigation" means any lawsuit, action, claim, arbitration or other legal proceeding (including governmental investigations or criminal prosecution) and notices received threatening or advising as to any of the foregoing proceedings.

     "Loss" means any loss, liability, obligation, damage, claim, lawsuit, costs and expense (including (i) interest and penalties, (ii) reasonable attorneys' fees and expenses, and (iii) interest on any amount payable to a third party with respect to a matter requiring indemnification).

     "Material Adverse Change" or "Material Adverse Effect" means any event, condition or change which materially and adversely affects or could reasonably be expected to materially and adversely affect the assets, liabilities, financial results of operations, financial condition, business or prospects of a party.

     "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or any person acting in a representative capacity.

     "Service Contracts" means (a) the Services Agreement dated March 18, 1997, between the Company and Texaco Group, Inc., (b) the Master Professional Services Contract dated April 23, 1996, between the Company and BP Exploration & Oil, Inc., and (c) the Technical Service Agreement dated March 3, 1997, between Company and Austrian Energy & Environment SGP/Waagner-Brio Gmbtt.

                                   ARTICLE 8.
                            MISCELLANEOUS PROVISIONS

     Section 8.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service (with postage and other fees prepaid) as follows:

           To Buyer:                   Buyer Corp.
                                       1055 Lenox Park Boulevard
                                       Atlanta, Georgia 30319
                                       Attn: President
                                       Telecopy No.: 404-841-4399

           To Seller:                  Seller, Inc.
                                       Parent Corporation
                                       3353 Michelson Drive
                                       Irvine, California 92698
                                       Attn: General Counsel
                                       Telecopy No.: 714-975-4450

     or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

     Section 8.2. Entire Agreement; Modifications and Amendments. This Agreement, the Schedules, the Exhibits and the Other Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written agreements. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the parties hereto and no oral waiver to this sentence shall be valid. Whenever terms defined in this Agreement are used in any Exhibit or Schedule hereto, such terms shall have the meanings ascribed to them herein unless they are otherwise defined in such Exhibit or Schedule. The term "Agreement" shall mean this instrument and all Exhibits and Schedules hereto and the words "herein," "hereof," "hereunder," "hereto," "hereby," and words of similar tenor shall refer to this instrument in its entirety including the Exhibits and Schedules hereto.

     Section 8.3. Assignment; Successors-in-Interest. No assignment or transfer by Buyer or Seller of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, but no assignment shall relieve any party of its obligations hereunder. Any reference hereto shall also be a reference to a permitted successor or assign.

     Section 8.4. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender.

     Section 8.5. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein for convenience and for reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules and Exhibits are references to Schedules and Exhibits to this Agreement.

     Section 8.6. Controlling Law; Integration. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia's choice of law rules. The parties hereto hereby agree that any legal proceeding instituted with respect to this Agreement shall be brought in Atlanta, Georgia and the parties hereby submit to personal jurisdiction therein and agree that venue properly lies therein. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto.

     Section 8.7. Knowledge of Company, Seller and Buyer. As used in this Agreement, the terms "the best knowledge of Company or Seller," "known to Company or Seller" or words of similar import used herein with respect to Company and Seller shall include the actual knowledge of certain executives of Company and of Seller set forth hereafter, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The Company's executives shall consist of Carl Falk, Robert Novak and Steve Hamman. The Seller's executives shall consist of Jeff Putman and, for purposes of this Agreement, Tom Hoyer, notwithstanding the fact that Tom Hoyer is not an officer of Seller. As used in this Agreement, the terms "the best knowledge of Buyer," "known to Buyer" or words of similar import used herein with respect to Buyer shall include the actual knowledge of James Davis, President of Buyer, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

     Section 8.8. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     Section 8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.10. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     Section 8.11. Waiver. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 8.12. Fees and Expenses. The parties hereto each shall pay their respective fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its financial advisors, accountants and counsel.

     Section 8.13. Further Assurances. The parties hereto agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     Section 8.14. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Buyer or Seller is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law, and then only after making a reasonable attempt to comply with the provisions of this Section).

     Section 8.15. Interest. Any amounts owed to a party hereunder, shall accrue interest at the "Prime Rate" (as reported in the "Money Rates" table in The Wall Street Journal) from the date such that a party owing such sum is notified until the date that such amount is actually paid. The "Prime Rate" shall be adjusted as of the first day of each month based on the rate reported in The Wall Street Journal as of the first business of such month.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

                                             "BUYER":

                                             HARBINGER CORPORATION

                                             By: /s/ James C. Davis
                                                -------------------------------
                                             Title: President
                                                    ---------------------------

                                             "SELLER":

                                             FD ENGINEERS & CONSTRUCTORS, INC.

                                             By: /s/ Thomas J. Putnam
                                                -------------------------------
                                             Title: Vice President
                                                   ----------------------------

                                             "PARENT":

                                             FLUOR CORPORATION

                                             By: /s/ L. N. Fisher
                                                -------------------------------
                                             Title: Secretary
                                                   ----------------------------